Exhibit 99.1

News Release
NYSE: MYE
Contact(s):
Donald A. Merril, Vice President & Chief
Financial Officer (330) 253-5592
FOR IMMEDIATE RELEASE
Max Barton, Director, Corporate Communications
& Investor Relations (330) 253-5592
Myers Industries to Close Fostoria, OH Facility
March 27, 2009, Akron, Ohio— Myers Industries, Inc. (NYSE: MYE) today announced that it is closing its Fostoria, OH manufacturing facility. The plant is one of three Ameri-Kart™ facilities in the Company’s Automotive and Custom Segment producing custom plastic products for industrial, heavy truck and other markets. Current operations will be shifted to the Company’s larger manufacturing facilities in that segment, and the closure is expected to be completed during the second quarter and the facility held for sale. Approximately 50 employees will be affected by the closure.
Myers Industries expects to record net pre-tax expenses of approximately $1.5 million, of which approximately 20% will be cash expenses, with an overall cash payback expected within six months. These expenses will be presented in the Company’s financial statements over the next several quarters.
President and Chief Executive Officer John C. Orr commented, “Fostoria’s closure is a difficult but necessary move due to the downturn in industrial, heavy truck and other markets that started in 2007. This has caused the Fostoria facility to operate at far less capacity than is practical for a prolonged period. As we continue to pursue opportunities that improve the cost structure and competitiveness of our businesses, consolidating operations to larger facilities will help to reduce our overall operating costs.”
The Company will make every effort to help employees through this transition. In addition to severance and benefit continuation, employees will be offered outplacement assistance.
About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. The Company reported 2008 net sales of $867.8 million. Visit www.myersind.com to learn more.
Caution on Forward-Looking Statements: Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking.” Words such as “expect,” “believe,” “project,” “plan,” “anticipate,” “intend,” “objective,” “goal,” “view,” and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control, that could cause actual results to materially differ from those expressed or implied. Factors include: changes in the markets for the Company’s business segments; changes in trends and demands in the industries in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein, which speak only as of the date made.
—END—

1293 South Main Street • Akron, Ohio 44301 • (330) 253-5592 • Fax: (330) 761-6156	NYSE / MYE